As filed with the Securities and Exchange Commission via EDGAR on April 29, 1999
                                                 Registration No. 333- _________


                       SECURITIES AND EXCHANGE COMMISSION

                                    Form S-8
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

                             MUSTANG SOFTWARE, INC.
             (Exact Name of Registrant as Specified in Its Charter)

               California                            77-0204718
    (State or Other Jurisdiction of               (I.R.S. Employer
     Incorporation or Organization)             Identification No.)

                               6200 Lake Ming Road
                          Bakersfield, California 93306
                    (Address of Principal Executive Offices)

                    CHRISTOPHER B. RECHTSTEINER STOCK OPTIONS
                            (Full Title of the Plan)

                      James A. Harrer, President and C.E.O.
                          Mustang Software Incorporated
                               6200 Lake Ming Road
                          Bakersfield, California 93306
                                 (805) 873-2500
           (Name, Address, and Telephone Number, Including Area Code,
                             of Agent for Service)

                                   Copies to:
                               Mark A. Klein, Esq.
                          Freshman, Marantz, Orlanski,
                                 Cooper & Klein
                         9100 Wilshire Boulevard, 8-East
                         Beverly Hills, California 90212
                                 (310) 273-1870
                            Telecopy: (310) 274-8357

           If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [x]





                                             CALCULATION OF REGISTRATION FEE
----------------------------------------------------------------------------------------------------------------------------
                                                                       Proposed              Proposed
                                                                       Maximum                Maximum
                                                                       Offering              Aggregate            Amount of
Title of Securities to be                 Amount to be                 Price per             Offering           Registration
       Registered                          Registered                   Share(1)             Price(1)                Fee
----------------------------------------------------------------------------------------------------------------------------
Common Stock, no par value                75,000 shares                $    1.375            $103,125                $29
----------------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(h)(1).

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS


           The documents containing information specified in this Part I are being separately provided to the Registrant's employees, officers, directors and consultants as specified by Rule 428(b)(1).

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT



ITEM 3.    INCORPORATION OF DOCUMENTS BY REFERENCE.

           The documents listed in paragraphs (a) through (c) below are hereby incorporated by reference in this Registration Statement. All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act"), prior to the filing of a post-effective amendment which indicates that all securities offered herein have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereto from the date of filing of such documents.

           (a) The Registrant's Form 10-KSB for the year ended December 31, 1998 (the "Form 10-K").

           (b) All reports filed by Registrant pursuant to Sections 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the financial statements included in the above-mentioned Form 10-K.

           (c) The description of the Common Stock contained in the Registrant's Registration Statement on Form 8-A filed with the Commission on March 10, 1995, including any amendment or report filed for the purpose of updating such description.

ITEM 4.    DESCRIPTION OF SECURITIES.

           Not applicable.

ITEM 5.    INTERESTS OF NAMED EXPERTS AND COUNSEL.

           Not applicable.

ITEM 6.    INDEMNIFICATION OF DIRECTORS AND OFFICERS.

           The Registrant's Articles of Incorporation and By-Laws provide for indemnification of the officers and directors of the Registrant to the full extent permitted by law. The General Corporation Law of the State of California permits a corporation to limit, under certain circumstances, a director's liability for monetary damages and actions brought by or in the right of the corporation. The Registrant's Articles of Incorporation also provide for the elimination of the liability of directors from monetary damages to the full extent permitted by law.

           The Registrant has entered into agreements to indemnify its directors and officers in addition to the indemnification provided for in its Articles of Incorporation and By-Laws. These agreements, among other things, indemnify the Registrant's directors and officers for certain expenses (including attorneys' fees), judgments, fines and settlement amounts incurred in any action or proceeding, including any action by or in the right of the Registrant, on account of services as a director or officer of the Registrant, as a director or officer of any subsidiary of the Registrant, or as a director or officer of any other enterprise to which the person provides services at the request of the Registrant.

ITEM 7.    EXEMPTION FROM REGISTRATION CLAIMED.

           Not applicable.


ITEM 8.    EXHIBITS.

           Exhibit
           Numbers
           -------
             4.1      Christopher B. Rechtsteiner Stock Option Agreement

             5        Opinion of Freshman, Marantz, Orlanski, Cooper & Klein.

             24.1 Consent of Freshman, Marantz, Orlanski, Cooper & Klein (included in Exhibit 5).

             24.2     Consent of Independent Public Accountants

ITEM 9.    UNDERTAKINGS.

           The undersigned Registrant hereby undertakes:

                     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

                     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

           The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's Annual Report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

           Insofar as indemnification by the Registrant for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referenced in
Item 6 of this Registration Statement or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

           Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Saugus, State of California, on this 27th day of April, 1999.


                                     MUSTANG SOFTWARE, INC.



                                     By: /s/ James A. Harrer
                                         -------------------------------------
                                         James A. Harrer
                                         President and Chief Executive Officer

           Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


       SIGNATURE                                         TITLE                                          DATE
       ---------                                         -----                                          ----
/s/ James A. Harrer                                                                                 April 17, 1999
-------------------------------       President and Chief Executive Officer and a Director
James A. Harrer                       (Principal Executive Officer)


/s/ Donald M. Leonard                 Vice President Finance and Chief Financial Officer            April 17, 1999
-------------------------------       (Principal Financial and Accounting Officer)
Donald M. Leonard

/s/ Stanley A. Hirschman              Chairman of the Board of Directors                            April 17, 1999
-------------------------------
Stanley A. Hirschman


/s/ Michael Noling                    Director                                                      April 17, 1999
-------------------------------
Michael Noling


/s/ Phillip E. Pearce                 Director                                                      April 17, 1999
-------------------------------
Phillip E. Pearce


/s/ Michael D. Greenbaum              Director                                                      April 17, 1999
-------------------------------
Michael D. Greenbaum


/s/ Anthony Mazzarella                Director                                                      April 26, 1999
-------------------------------
Anthony Mazzarella

                                                                     EXHIBIT 4.1

                             MUSTANG SOFTWARE, INC.

                             STOCK OPTION AGREEMENT



         This AGREEMENT is made effective as of the 10th day of November, 1997 by and between Mustang Software, Inc. (the "Company") and Chris Rechtsteiner (the "Optionee").

                                    RECITALS

         WHEREAS, on October 28, 1997 the Company and Optionee entered into an Employment Agreement (the "Employment Agreement") under which the Company employed Optionee as Vice President, Business Development & Strategic Planning, all as more particularly described in the Employment Agreement.

         WHEREAS, in order to induce Optionee to join the Company as an employee pursuant to the Employment Agreement, the Company agreed to grant upon Optionee's first day of employment, and the Optionee agreed to accept, options to purchase shares of Common of Stock of the Company.

         WHEREAS, November 10, 1997 was Optionee's first day of employment under the Employment Agreement.

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants set forth herein and other good and valuable consideration, the parties hereto agree as follows:

         1. The Option(s). The Optionee may, at his option, purchase all or any part of an aggregate of 75,000 shares of Common Stock (the "Optioned Shares"), at the price of $1.375 per share (the "Option Price"), on the terms and conditions set forth herein.

         2. Exercise Dates and Exercise. The Option(s) shall be exercisable as to the specified number of Optioned Shares on and after the "First" dates, when such Option(s) shall respectively accrue and become vested, and on or before the "Last" dates (the "Option Expiration Date") set forth below:


                                          Exercise Dates
                               --------------------------------------
   Number of Shares               First                     Last
   ----------------            ----------              --------------
         25,000                11/10/1998                11/09/2007

         25,000                11/10/1999                11/09/2007

         25,000                11/10/2000                11/09/2007


Optionee acknowledges that he understands he has no right whatsoever to exercise the Option(s) granted hereunder with respect to any Optioned Shares covered by any installment until such installment accrues and vests as provided above. Optionee further understands that the Option(s) granted hereunder shall expire and become unexercisable as provided in Section 3 below.

         This Option shall be deemed exercised as to the shares to be purchased when written notice of such exercise has been given to the Company at its principal business office by the Optionee with respect to the Common Stock to be purchased. Such notice shall be accompanied by full payment in cash or cash equivalents of the Option Price.

            3. Early Exercise and/or Termination

               (a) Notwithstanding the foregoing provisions of Section 2, in the event the Company or the shareholders of the Company enter into an agreement to dispose of all or substantially all of the assets or capital stock of the Company by means of a sale, merger, consolidation, reorganization, liquidation, or otherwise, this Option shall become immediately exercisable with respect to the full number of shares subject to this Option during the period commencing as of the date of execution of such agreement and ending as of the earlier of:

                    (i) the Option Expiration Date; or

                    (ii) the date on which the disposition of assets or capital stock contemplated by the agreement is consummated. The exercise of any Option made exercisable solely by reason of this Subsection 3(a) shall be conditioned upon the consummation of the disposition of assets or stock under the above referenced agreement. Upon the consummation of any such disposition of assets or stock, any unexercised Options granted hereunder (or any unexercised portion thereof) shall terminate and cease to be effective.

         The Company shall send Optionee at least 30 days' prior written notice of the date on which the disposition of assets or capital stock contemplated by the agreement is to be consummated.

               (b) Notwithstanding the provisions set forth in Subsection 3(a), in the event that any such agreement shall be terminated without consummating the disposition of said stock or assets:

                    (i) any unexercised non-vested installments that had become exercisable solely by reason of the provisions of Subsection 3(a) shall again become non-vested and unexercisable as of said termination of such agreement, and

                    (ii) the exercise of any option that had become exercisable solely by reason of Subsection 3(a) shall be deemed ineffective and such installments shall again become non-vested and unexercisable as of said termination of such agreement.

               (c) Notwithstanding the provisions set forth in Subsection 3(a), the Board of Directors of the Company may, at its election and subject to the approval of the corporation purchasing or acquiring the stock or assets of the Company (the "surviving corporation"), arrange for Optionee to receive upon surrender of Optionee's Option a new option covering shares of the surviving corporation in the same proportion, at an equivalent option price and subject to the same terms and conditions as the old Option. For purposes of the preceding sentence, the excess of the aggregate fair market value of the shares subject to such new option immediately after consummation of such disposition of stock or assets over the aggregate option price of such shares of the surviving corporation shall not be more than the excess of the aggregate fair market value of all shares subject to the old Option immediately before consummation of such disposition of stock or assets over the aggregate Option Price of such shares of the Company, and the new option shall not give the Optionee additional benefits which such Optionee did not have under the old Option or deprive the Optionee of benefits which the Optionee had under the old Option. If such substitution of options is effectuated, the Optionee's rights under the old Option shall thereupon terminate.

               (d) In the event that the Employment Agreement or employment between the Company and Optionee is terminated for any reason, (i) any unaccrued non-vested installments of the Option granted hereunder shall expire and become unexercisable as of the date of such termination; and (ii) any unexercised accrued vested installments of the Option granted hereunder shall expire and become unexercisable as of the date which is ninety (90) calendar days following the date of termination.

         4. Representations and Warranties; Registration of Shares Underlying Options. In the event the Optioned Shares have not been registered under the Securities Act of 1933 at the time of the exercise of any portion of this Option, as a condition to the exercise of any portion of this Option, the Company may require the Optionee to make any representation and/or warranty to the Company as may, in the judgment of counsel to the Company, be required under any applicable law or regulation, including but not limited to a representation and warranty that the shares are being acquired only for investment and without any present intention to sell or distribute such shares if, in the opinion of counsel for the Company, such a representation is required under the Securities Act of 1933 or any other applicable law, regulation or rule of any governmental agency. Optionee hereby represents to the Company that each of the Option evidenced hereby and the shares purchasable upon exercise thereof are being acquired only for investment and without any present intention to sell or distribute such securities.

         5. Options Not Transferable. The Option(s) may be exercised during the lifetime of the Optionee only by the Optionee. The Optionee's rights and interests under this Agreement and in and to the Option(s) may not be sold, pledged, hypothecated, assigned, encumbered, gifted or otherwise transferred in any manner, either voluntarily or involuntarily by operation of law, except by will or the laws of descent or distribution.

         6. No Enlargement of Employee Rights. Nothing in this Agreement shall be construed to confer upon the Optionee any right to continued employment with the Company or to restrict in any way the right of the Company to terminate his employment subject to the terms of any applicable agreement (including the Employment Agreement) . Optionee acknowledges that in the absence of an express written employment agreement to the contrary, Optionee's employment with the Company may be terminated by the Company at any time, with or without cause.

         7. Withholding of Taxes. Optionee authorizes the Company to withhold, in accordance with any applicable law, from any amounts payable to Optionee any taxes required to be withheld by federal, state or local law as a result of the grant of the Option(s) or the issuance of stock pursuant to the exercise of such Option(s).

         8. Laws Applicable to Construction; Choice of Jurisdiction and Forum. This Agreement shall be construed and enforced in accordance with the laws of the State of California, without reference to the conflict of laws provisions of any jurisdiction. The parties hereby submit to the exclusive jurisdiction of and venue in the state courts of the State of California or the federal courts located within or the Central District of California with respect to any disputes concerning the subject matter of this agreement.

         9. Agreement Binding on Successors. The terms of this Agreement shall be binding upon the executors, administrators, heirs, successors, transferees and assignees of the Optionee.

         10. Costs of Litigation. In any action at law or in equity to enforce any of the provisions or rights under this Agreement or the Plan, the unsuccessful party to such litigation, as determined by the court in a final judgment or decree, shall pay the successful party or parties all costs, expenses and reasonable attorneys' fees incurred by the successful party or parties (including without limitation costs, expenses end fees on any appeals), and if the successful party recovers judgment ln any such action or proceeding such costs, expenses and attorneys' fees shall be included as part of the judgment.

         11. Necessary Acts. The Optionee agrees to perform all acts and execute and deliver any documents that may be reasonably necessary to carry out the provisions of this Agreement, including but not limited to all acts and documents related to compliance with federal and/or state securities laws.

         12. Counterparts. For convenience this Agreement may be executed in any number of identical counterparts, each of which shall be deemed a complete original in itself and may be introduced in evidence or used for any other purpose without the production of any other counterparts.

         13. Invalid Provisions. In the event that any provision of this Agreement is found to be invalid or otherwise unenforceable under any applicable law, such invalidity or unenforceability shall not be construed as rendering any other provisions contained herein invalid or unenforceable, and all such other provisions shall be given full force and effect to the same extent as though the invalid and unenforceable provision was not contained herein.

         14. Adjustments upon Changes in Capitalization. If the outstanding shares of Common Stock of the Company are increased, decreased, changed into or exchanged for a different number or kind of shares of the Company through reorganization, recapitalization, reclassification, stock dividend, stock split or reverse stock split, then an appropriate and proportionate adjustment shall be made in the number or kind of shares which may be issued upon exercise of the Options granted under this Agreement.

           IN WITNESS WHEREOF, the Company and the Optionee have executed this Agreement effective as of the date first written hereinabove.


"The Company"                                 "Optionee"

MUSTANG SOFTWARE, INC

By    /s/ James A. Harrer                     /s/Chris Rechtsteiner
  -------------------------------             -------------------------------
  James A. Harrer,                            Chris Rechtsteiner
  President


Mustang Software                              227 Partridge Court
6200 Lake Ming Road                           Algonquin, Il 60102
Bakersfield CA 93306